Exhibit 10.43

TIER I

CHANGE OF CONTROL TERMINATION PROTECTION AGREEMENT

(BURTON M. TANSKY)

AGREEMENT effective April 1, 2005 between The Neiman Marcus Group, Inc. and Burton M. Tansky (the “Executive”).

Executive is a skilled and dedicated employee who has important management responsibilities and talents which benefit the Company.  The Company believes that its best interests will be served if Executive is encouraged to remain with the Company or its Subsidiaries.  The Company has determined that Executive’s ability to perform Executive’s responsibilities and utilize Executive’s talents for the benefit of the Company, and the Company’s ability to retain Executive as an employee, will be significantly enhanced if Executive is provided with fair and reasonable protection from the risks of a change in control of the Company.  Accordingly, the Company and Executive agree as follows:

1.             Defined Terms.

Unless otherwise indicated, capitalized terms used in this Agreement which are defined in Schedule A shall have the meanings set forth in Schedule A.

2.             Effective Date; Term.

This Agreement shall be effective as of April 1, 2005 (the “Effective Date”) and shall remain in effect until April 1, 2007 (the “Term”); provided, however, that commencing with April 1, 2006 and on each anniversary thereof (each an “Extension Date”), the Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto at least 60 days’ prior written notice before the applicable Extension Date that the Term shall not be so extended.  Notwithstanding the foregoing, this Agreement and the Term shall, if in effect on the date of a Change of Control, remain in effect for two years following the Change of Control.

3.             Change of Control Benefits.

Upon the occurrence of a Change of Control during the Term, any time periods, conditions or contingencies relating to the exercise or realization of, or lapse of restrictions under, any outstanding equity incentive award then held by Executive shall be automatically accelerated or waived effective as of the date of the Change of Control; provided, however, that in the event any such outstanding equity incentive award is replaced as of the occurrence of the Change of Control by comparable types of awards of greater or at least substantially equivalent value, as determined in the sole discretion of the administrator of the equity incentive award plan under which the outstanding award was granted, no such automatic acceleration or waiver shall occur, except to the extent the administrator of the applicable equity incentive award plan, in its sole discretion, provides for such acceleration or waiver, or unless such acceleration or waiver is expressly provided for in connection with such replacement or under the terms of the applicable award agreement.

If Executive’s employment with the Company and its Subsidiaries is terminated at any time within two years following a Change of Control by the Company and any of its Subsidiaries without Cause or by Executive for Good Reason (the effective date of either such termination hereafter referred to as the “Termination Date”), Executive shall be entitled to, and the Company shall be required to provide, subject to Executive’s execution of a general release in favor of the Company substantially in the form attached hereto as Exhibit A (the “Release”) (which Release is not revoked by Executive), the payments and benefits provided hereafter in this Section 3 and as set forth in this Agreement.  If Executive’s employment by the Company and any of its Subsidiaries is terminated prior to a Change of Control by the Company and any of its Subsidiaries without Cause in connection with or in anticipation of such Change of Control at the request of, or upon the initiative of, the buyer in the Change of Control transaction (an “Anticipatory Termination”), Executive shall be entitled to, and the Company shall be required to provide, subject to Executive’s execution of the Release (which Release is not revoked by Executive), the benefits provided hereafter in Section 3 and as otherwise set forth in this Agreement (but only if an anticipated Change of Control actually occurs during the Term) and Executive’s Termination Date shall be deemed to have occurred immediately following the Change of Control.

Notice of termination without Cause or for Good Reason shall be given in accordance with Section 13, and shall indicate the specific termination provision hereunder relied upon, the relevant facts and circumstances and the Termination Date.

a.             Severance Payments.  Within the later of (i) fifteen business days after the Termination Date or (ii) the expiration of the revocation period, if applicable, under the Release (the “Payment Period”), except with respect to any additional bonus amount payable after the Payment Period to the extent required pursuant to clause (3) below, the Company shall pay Executive a cash lump sum equal to:

(1)           the Severance Multiple times the greater of Executive’s Base Salary in effect (i) immediately prior to the date of the Change of Control or (ii) immediately prior to the event set forth in the notice of termination giving rise to the Termination Date; and

(2)           the Severance Multiple times the Target Bonus; and

(3)           Executive’s Target Bonus multiplied by a fraction, the numerator of which shall equal the number of days Executive was employed by the Company or any of its Subsidiaries in the Company fiscal year in which the Executive’s termination occurs and the denominator of which shall equal 365 (the “Bonus Fraction”); provided that if the Termination Date occurs after more than 75% of the Company’s fiscal year has elapsed, then, if it is ultimately determined that the Bonus Executive would have been entitled to receive for the fiscal year in which such Termination Date occurs, determined based solely upon actual Company performance for such fiscal year and excluding any qualitative performance criteria that would otherwise apply to such determination (i.e., assuming any qualitative or subjective performance requirements were satisfied in full) (the “Year-End Bonus”), is greater than the Target Bonus, within 15 business days following such determination (and in any event, no later than the date annual bonuses for such fiscal year are otherwise paid to active employees of the Company), the Company shall also pay Executive an amount in cash equal to the excess of the Year-End Bonus over the Target Bonus multiplied by the Bonus Fraction; and

(4)           in the event of an Anticipatory Termination, an amount equal to Executive’s Base Salary from the date of Executive’s termination through the Termination Date and any Bonus for the previously completed fiscal year, if not previously paid due to Executive’s earlier termination of employment.

b.             Continuation of Active Employee Benefits. For a period of years following the Termination Date equal to the Severance Multiple (the “Welfare Continuation Period”), the Company shall provide Executive and Executive’s spouse and dependents (each as defined under the applicable program) with the following benefits:  (i) medical and dental insurance coverages at the same benefit level as provided to Executive immediately prior to the Change of Control, for which the Company will (A) reimburse Executive during the first 18 months of the Welfare Continuation Period or, if shorter, the period of actual COBRA continuation coverage received by Executive during the Welfare Continuation Period, for the total amount of the monthly COBRA medical and dental insurance premiums payable by Executive for such continued benefits (by reducing such premium obligations to zero) and (B) provide such coverage for the remainder of the Welfare Continuation Period at the same cost to Executive as is generally provided to similarly situated active employees of the Company (provided, however, that if, during the Welfare Continuation Period, Executive becomes employed by a new employer, continuing medical and dental coverage from the Company will become secondary to any coverage afforded by the new employer in which Executive becomes enrolled); and (ii) life insurance coverage at the same benefit level as provided to Executive immediately prior to the Change of Control and at the same cost to Executive as is generally provided to similarly situated active employees of the Company (or if such coverage is no longer provided by the Company, then at the Executive’s cost immediately prior to the Change of Control).

c.             Payment of Earned But Unpaid Amounts.  Within the Payment Period, the Company shall pay Executive any unpaid Base Salary through the Termination Date, any Bonus earned but unpaid as of the Termination Date for any previously completed fiscal year of the Company, and all compensation previously deferred by Executive but not yet paid as well as the Company’s matching contribution with respect to such deferred compensation with respect to the year in which such Termination Date occurs and all accrued interest thereon.  In addition, Executive shall be entitled to prompt reimbursement of any unreimbursed expenses properly incurred by Executive in accordance with Company policies prior to the Termination Date.  Executive shall also receive such other benefits, if any, to which Executive may be entitled pursuant to the terms and conditions of the employee compensation, incentive, equity, benefit or fringe benefit plans, policies or programs of the Company, other than any Company severance policy and as provided in Section 14 of this Agreement (payments and benefits in this subsection (c), the “Accrued Benefits”).

d.             Retirement Benefits.  As of the Termination Date, (i) Executive, to the extent not then a participant in, shall be deemed a participant in, and to the extent not then vested, shall become fully vested in Executive’s benefits under, The Neiman Marcus Group, Inc. Supplemental Executive Retirement Plan as in effect immediately prior to the Change of Control (the “SERP”) and (ii) Executive shall become entitled to, and the Company shall pay, within the Payment Period, Executive a cash lump sum equal to the excess of:

(1)           the Actuarial Equivalent of the single life annuity that would be payable to Executive under the terms of the SERP based on the accrued benefit as of the Termination Date, after (A) giving effect to the provisions of paragraph 5(c)(iv) of the Employment Agreement and (B) crediting Executive with an additional number of years of service and age equal to the Severance Multiple beyond that accrued as of the Termination Date (subject, in each case, to the 25 maximum years of service limitation set forth in the SERP, as applicable) for purposes of eligibility for participation, eligibility for retirement, for early commencement of actuarial subsidies and for purposes of benefit accrual; over

(2)           the Actuarial Equivalent of the single life annuity that would be payable to Executive under the terms of SERP (assuming Executive was fully vested therein) in accordance with its terms as in effect immediately prior to the Change of Control, after giving effect to the provisions of paragraph 5(c)(iv) of the Employment Agreement, based on the accrued benefit as of the Termination Date.

The Actuarial Equivalent shall be determined based upon the assumptions set forth in the NMG Retirement Plan (Basic Plan) and the benefit under this Section 3(d) shall be calculated in a manner consistent with the methodology and assumptions set forth in the illustrative example attached as Exhibit B.

e.             Retiree Medical.  Following Executive’s entitlement to continued active employee benefits pursuant to Section 3(b), if Executive was eligible for retiree medical benefits as of the Termination Date, using the eligibility criteria in effect immediately prior to the Change of Control, Executive shall be entitled to, and Company shall be required to provide, retiree medical coverage at the same benefit level and at the same cost to Executive as specified by the retiree medical plan in effect immediately prior to the Change of Control.

f.              Other Benefits.  For a period of years following the Termination Date equal to the Severance Multiple, the Company shall promptly pay (or, in the discretion of Executive, reimburse Executive for all reasonable expenses incurred) for professional outplacement services by Drake Beam Morin, Inc. or another comparable qualified consultant selected by the Company, but for no longer than the date Executive first obtains full-time employment after the Termination Date (not to exceed $75,000).  At all times from and following the Termination Date, the Company shall provide to Executive and Executive’s spouse and dependents (each as defined under the Company’s applicable policies) all merchandise discounts available to the Company’s employees immediately prior to the Change of Control.

g.             Equity Incentive Awards.  Any time periods, conditions or contingencies relating to the exercise or realization of, or lapse of restrictions under, any outstanding equity incentive award then held by Executive, if not previously accelerated or waived pursuant to the first paragraph of this Section 3, shall be automatically accelerated or waived effective as of the Termination Date.

In consideration of the provision of the foregoing benefits provided in this Section 3 and as otherwise set forth in this Agreement, Executive hereby agrees to be bound by the restrictive covenants of paragraphs 8, 9 and 10 of the Employment Agreement.

4.             Mitigation.

Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, and, subject to Section 3(b), compensation earned from such employment or otherwise shall not reduce the amounts otherwise payable under this Agreement.  No amounts payable under this

Agreement shall be subject to reduction or offset in respect of any claims which the Company or any of its Subsidiaries (or any other person or entity) may have against Executive.

5.             Gross-Up.

a.             In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Company, any of its Affiliates, or one or more trusts established by the Company for the benefit of its employees, to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise) (a “Payment”) is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  Notwithstanding the foregoing provisions of this Section 5(a), if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the Payment does not exceed 110% of the greatest amount that could be paid to Executive without giving rise to any Excise Tax (the “Safe Harbor Amount”), then no Gross-Up Payment shall be made to Executive and the amounts payable under this Agreement shall be reduced so that the Payment, in the aggregate, is reduced to the Safe Harbor Amount.  The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section 3(a), unless an alternative method of reduction is elected by Executive.

b.             All determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within ten business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company; provided that for purposes of determining the amount of any Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of Executive’s residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company to Executive (or to the appropriate taxing authority on Executive’s behalf) when the applicable tax is due.  If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall so indicate to Executive in writing.  Any determination by the Accounting Firm shall be binding upon the Company and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) Executive was lower than the amount actually due (“Underpayment”).  In the event that the Company exhausts its remedies pursuant to Section 5(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

c.             Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the thirty day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax

(including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 5(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, further, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that if Executive is required to extend the statute of limitations to enable the Company to contest such claim, Executive may limit this extension solely to such contested amount.  The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

d.             If, after the receipt by Executive of an amount paid or advanced by the Company pursuant to this Section 5, Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, Executive shall (subject to the Company’s complying with the requirements of Section 5(c)) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 5(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

6.             Excluded Termination Events.

Nothing in this Agreement shall be construed to prevent the Company or any of its Subsidiaries from terminating Executive’s employment for Cause or due to Executive’s Total Disability.  If Executive is terminated (i) during the Term by the Company for Cause or Total

Disability or due to Executive’s death or resignation without Good Reason or (ii) for any reason following the expiration of the Term, the Company shall have no obligation to make any payments under this Agreement.

7.             Indemnification; Director’s and Officer’s Liability Insurance.

(a) Executive shall retain all rights to indemnification under the Company’s Certificate of Incorporation or By-Laws, and (b) the Company shall maintain Director’s and Officer’s liability insurance on behalf of Executive, in both cases at the level in effect immediately prior to the Termination Date or immediately prior to the Change in Control, whichever is greater, for a number of years equal to the Severance Multiple following the Termination Date, and throughout the period of any applicable statute of limitations.

8.             Arbitration.

All disputes and controversies arising under or in connection with this Agreement shall be settled by arbitration conducted before one arbitrator sitting in Dallas, Texas, or such other location agreed by the parties hereto, in accordance with the rules for expedited resolution of employment disputes of the American Arbitration Association then in effect.  The determination of the arbitrator shall be made within thirty days following the close of the hearing on any dispute or controversy and shall be final and binding on the parties.  Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.

9.             Costs of Proceedings.

The Company shall pay all costs and expenses of the Company and, at least monthly, Executive in connection with any arbitration relating to the interpretation or enforcement of any provision of this Agreement; provided that if Executive instituted the proceeding and the arbitrator or other individual presiding over the proceeding affirmatively finds that Executive instituted the proceeding in bad faith, Executive shall reimburse the Company for all costs and expenses of Executive previously paid by the Company pursuant to this Section 9.

10.           Assignment.

Except as otherwise provided herein, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and Executive and their respective heirs, legal representatives, successors and assigns.  If the Company shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  The provisions of this Section 10 shall continue to apply to each subsequent employer of Executive hereunder in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.

11.           Withholding and Deferral.

Notwithstanding any other provision of this Agreement, the Company may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to Executive hereunder.  Notwithstanding any other provision of this Agreement or certain compensation and benefit plans of the Company or its Subsidiaries, any payments or benefits due under this Agreement or such plans upon or in connection with a termination of Executive’s employment shall be deferred and paid no earlier than 6 months following such termination of Executive’s employment, if, and only to the extent, required to comply with Section 409A of the Code.

12.           Applicable Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles thereof.

13.           Notice.

For the purpose of this Agreement, any notice and all other communication provided for in this Agreement shall be in writing and shall be deemed to have been duly given when received at the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith.

If to the Company:

The Neiman Marcus Group, Inc.

1618 Main Street

Dallas, TX 75201

Attention:  General Counsel

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

14.           Entire Agreement; Offset; Modification.

a.             This Agreement constitutes the entire agreement between the parties and, except as expressly provided herein, supersedes the provisions of all other prior agreements expressly concerning the payment of severance benefits upon a termination of employment in connection with or following a Change of Control during the Term.  Without limiting the generality of the preceding sentence, the payment of any amounts and provision of any benefits pursuant to Section 3 of this Agreement shall be in lieu of and shall supersede Executive’s entitlement to payments or benefits pursuant to paragraphs 7(e), 7(f) and 7(g) of the Employment Agreement.  In all other respects, the Employment Agreement shall remain in full force and effect, including with respect to any amounts payable or benefits to be provided prior to and otherwise not in connection with a Change of Control; provided, that in no event shall payments or benefits provided pursuant to the Employment Agreement or any other severance agreement or policy entitle Executive to a duplication of payments and benefits pursuant to this Agreement and, in the event of an Anticipatory Termination, any amount payable hereunder shall be offset and reduced by the amount of any termination payments or benefits previously provided to Executive under the Employment Agreement or any other severance arrangement with the Company.

b.             Except as expressly provided herein, this Agreement shall not interfere in any way with the right of the Company to reduce Executive’s compensation or other benefits or terminate Executive’s employment, with or without Cause.  Any rights that Executive shall have in that regard shall be as set forth in any applicable employment agreement between Executive and the Company.  This Agreement may be changed only by a written agreement executed by the Company and Executive.

15.           Counterparts.

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on the 1st day of April, 2005.

THE NEIMAN MARCUS GROUP, IN.C

By:	/s/ Nelson a. Bangs
Nelson A. Bangs
Senior Vice President & General Counsel

/s/ Burton M. Tansky
Burton M. Tansky

Schedule A

CERTAIN DEFINITIONS

As used in this Agreement, and unless the context requires a different meaning, the following terms, when capitalized, have the meaning indicated:

I.              “Affiliate” means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

II.            “Base Salary” means Executive’s annual rate of base salary in effect on the date in question.

III.           “Board” means the board of directors of the Company.

IV.           “Bonus” means the amount payable to Executive under the Company’s applicable annual incentive bonus plan with respect to a fiscal year of the Company.

V.            “Cause” means

(1)           the willful and continued failure by Executive to substantially perform duties consistent with Executive’s position with the Company (other than any such failure resulting from incapacity due to physical or mental illness or termination by Executive for Good Reason), after a demand for substantial performance is delivered to Executive by the Board, together with a copy of the resolution of the Board that specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties, which resolution must be passed by at least 2/3 of the entire Board at a meeting called for the purpose and after an opportunity for Executive and Executive’s counsel to be heard by the Board, and Executive has failed to resume substantial performance of Executive’s duties on a continuous basis within 14 days of receiving such demand;

(2)           the willful engaging by Executive in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, as set forth in a resolution of the Board, which resolution must be passed by at least 2/3 of the entire Board at a meeting called for the purpose and after an opportunity for Executive and Executive’s counsel to be heard by the Board; or

(3)           Executive’s conviction of a felony, or conviction of a misdemeanor involving assets of the Company.

For purposes of this definition, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company.

VI.           “Change of Control” means, and shall be deemed to have occurred:

(1)           upon the consummation of any transaction or series of transactions under which the Company is merged or consolidated with any other company, other than a merger or consolidation that would result in the stockholders of the Company immediately prior thereto owning voting securities immediately thereafter (either by the securities such stockholders owned immediately prior thereto remaining outstanding or by the securities such stockholders owned immediately prior thereto being converted into voting securities of the surviving entity) representing more than 50% of the combined voting power of the voting securities of the Company, the acquiring entity or such surviving entity, as the case may be, outstanding immediately after such merger or consolidation;

(2)           if any person or group (as used in Section 13(d) of the Exchange Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 40% of (a) the shares of the Company’s Class B Common Stock then outstanding or (b) the combined voting power (other than in the election of directors) of all voting securities of the Company then outstanding;

(3)           if, during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board, and any director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason (other than death or disability) to constitute at least a majority thereof; or

(4)           upon the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a liquidation of the Company into a wholly-owned subsidiary.

VII.          “Class B Common Stock” means Class B Common Stock, par value $.01 per share, of the Company.

VIII.        “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

IX.           “Code” means the Internal Revenue Code of 1986, as amended.

X.            “Company” means The Neiman Marcus Group, Inc. and, after a Change of Control, any successor or successors thereto.

XI.           “Employment Agreement” means the Employment Agreement between Executive and the Company dated August 3, 2003.

XII.         “Exchange Act” means the Securities Exchange Act of 1934, as amended.

XIII.        “Good Reason” means any of the following actions on or after a Change of Control, without Executive’s express prior written approval, other than due to Executive’s Total Disability or death:

(1)           any decrease in, or any failure to increase in accordance with an agreement between Executive and the Company or any of its Subsidiaries, Base Salary or Target Bonus;

(2)           any material diminution in the aggregate employee benefits afforded to the Executive immediately prior to the Change of Control; for this purpose employee benefits shall include, but not be limited to pension benefits, life insurance and medical and disability benefits (excluding, for the avoidance of doubt, the Company’s election not to extend the Agreement in accordance with, and subject to, the provisions of Section 2 of this Agreement);

(3)           any diminution in Executive’s title or primary reporting relationship, or substantial diminution in duties or responsibilities (including, without limitation, the Company becoming a subsidiary or division of a parent operating entity (unless Executive retains or assumes the title and primary reporting relationship (without diminution) and duties and responsibilities (without substantial diminution), as in effect with respect to the Company immediately prior to the Change of Control, at, and with respect to, such parent operating entity)); provided, however, that no such diminution or substantial diminution, as applicable, shall be deemed to occur solely as a result of the Company ceasing to be a publicly held corporation;

(4)           any relocation of Executive’s principal place of business of 50 miles or more, other than normal travel consistent with past practice, or any requirement that Executive engage in excessive business-related travel in a manner inconsistent with past practice in any material respect;

(5)           the failure of any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company in connection with any Change of Control, by agreement in writing in form and substance reasonably satisfactory to Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement, the Employment Agreement or any other employment agreement to which the Company and Executive are party, in each case, which remains in effect as of immediately prior to such Change of Control, in the same manner and to the same extent that the Company would be required to perform any such agreement if no such succession or assignment had taken place; or

(6)           any additional event which would constitute Good Reason under the Employment Agreement or any other employment agreement to which the Company and Executive are party which remains in effect as of the date of the event giving rise to Good Reason.

Executive shall have six months from the time Executive first becomes aware of the existence of Good Reason to resign for Good Reason.

XIV.        “Severance Multiple” means 3.

XV.         “Subsidiary” means a subsidiary corporation, as defined in Section 424(f) of the Code (or any successor Section thereto).

XVI.        “Target Bonus” means the greater of (i) Executive’s target Bonus in effect on the date of the Change of Control or (ii) Executive’s target Bonus in effect immediately prior to the event set forth in the notice of termination giving rise to the Termination Date.

XVII.       “Total Disability” means that, in the Company’s reasonable judgment, either (1) Executive has been unable to perform Executive’s duties because of a physical or mental impairment for 80% or more of the normal working days during six consecutive calendar months or 50% or more of the normal working days during 12 consecutive calendar months, or (2) Executive has become totally and permanently incapable of performing the usual duties of his employment with the Company on account of a physical or mental impairment.

Exhibit A

WAIVER AND RELEASE OF CLAIMS

In consideration of, and subject to, the payments to be made to me by The Neiman Marcus Group, Inc., or any of its subsidiaries, or its or their successor(s) or assigns (the “Company”), pursuant to the attached Change of Control Termination Protection Agreement (“TPA”) dated April 1, 2005, I agree to and do release and forever discharge the Company, and its respective past and present officers, directors, shareholders, employees and agents from any and all claims and causes of action, known or unknown, arising out of or relating to my employment with the Company or the termination thereof, including, but not limited to, wrongful discharge, breach of contract, tort, fraud, the Civil Rights Act, Age Discrimination in Employment Act, Employee Retirement Income Security Act, Americans with Disabilities Act, or any other federal, state or local legislation or common law relating to employment or discrimination in employment.

Notwithstanding the foregoing or any other provision hereof, nothing in this Waiver and Release of Claims shall adversely affect (i) my rights under the TPA; (ii) my rights to benefits other than severance benefits under plans, programs and arrangements of the Company which are accrued but unpaid as of the date of my termination; or (iii) my rights to indemnification under any indemnification agreement, applicable law, and certificates of incorporation and bylaws of the Company, and my rights under any directors’ and officers’ liability insurance policy covering me.

I acknowledge that I have signed this Waiver and Release of Claims voluntarily, knowingly, of my own free will and without reservation or duress, and that no promises or representations have been made to me by any person to induce me to do so other than the promise of payment set forth in the first paragraph above and the Company’s acknowledgement of my rights reserved under the second paragraph above.

I acknowledge that I have been given not less than [twenty-one (21)] [forty-five (45)] days to review and consider this Waiver and Release of Claims, and that I have had the opportunity to consult with an attorney or other advisors of my choice and have been advised by the Company to do so if I choose.  I may revoke this Waiver and Release of Claims seven days or less after its execution by providing written notice to the Company.

Finally, I acknowledge that I have read this Waiver and Release of Claims and understand all of its terms.

Employee’s Signature

Print name

Date Signed

Exhibit B

Methodology for Change of Control Lump Sum Calculation
And Definition of Actuarial Equivalent

(Capitalized terms used herein without definition have the meanings specified in the
Agreement or Plan to which this Exhibit B is attached)

The methodology for the Change of Control Lump Sum Calculation follows the steps below:

1.     Calculate the participant’s total benefit under the SERP as of the date of the participant’s termination of employment (the “Termination Date”) after adding the participant’s Severance Multiple to the number of years of age and service (the “Age and Service Enhancement”) for purposes of eligibility for participation, eligibility for retirement, for early commencement of actuarial subsidies and for purposes of benefit accrual (the “Enhanced Change of Control Benefit”).  Calculate the early retirement benefit payable at the Termination Date (if eligible) or the age 65 accrued benefit amount (if not eligible for early retirement).  This calculation is without offset for the benefit under the NMG Retirement Plan (Basic Plan) (the “Basic Plan”).

2.     Calculate the Lump Sum of the benefit in step 1, based on the Actuarial Equivalent described below.

3.     Calculate the participant’s total benefit under the SERP as of the Termination Date without taking into account the Age and Service Enhancement (the “Normal SERP Benefit”).  Calculate the early retirement benefit payable at the Termination Date (if eligible) or the age 65 accrued benefit amount (if not eligible for early retirement).  This calculation is also without offset for the Basic Plan benefit.

4.     Calculate the Lump Sum of the benefit in step 3, based on the Actuarial Equivalent described below.

5.     Subtract the Lump Sum in step 4 from the Lump Sum in step 2 to determine the Lump Sum amount of the incremental Change of Control benefit.

Note that these calculations are not offset by the Basic Plan benefit because the SERP provisions provide for a more generous early retirement subsidy than the Basic Plan, and that subsidy is calculated on the full SERP benefit (before the benefit under the Basic Plan is offset from it).  Therefore, in order to capture the full value of the SERP benefit at early retirement (and, by extension, the full value of the incremental Change of Control benefit), the benefits prior to the Basic Plan offset must be used.

There are three different calculation scenarios, depending on the Participant’s age and service as of the Termination Date:

(1) If the participant is eligible for an immediate SERP benefit (without taking into account the Age and Service Enhancement), then the Lump Sum amounts for both the Normal SERP Benefit and the Enhanced Change of Control Benefit are based on the immediately payable early retirement benefits.

(2) If the participant is not eligible for an immediate SERP benefit even with the Age and Service Enhancement, then the Lump Sum amounts for both the Normal SERP Benefit and the Enhanced Change of Control Benefit are based on the Age 65 accrued benefits.

(3) If the participant is eligible for an immediate SERP benefit only because of the Age and Service Enhancement, then the Lump Sum for the Normal SERP Benefit is based on the Age 65 accrued benefit and the Lump Sum for the Enhanced Change of Control Benefit is based on the immediately payable early retirement benefit.

The following example illustrates this third scenario:

Severance Multiple:	2.0 years

Actual Age at Termination Date	54.0 years
Enhanced Age at Termination Date:	56.0 years

Service at Termination Date:	20.0 years
Enhanced Service at Termination Date:	22.0 years

This participant is not eligible for an immediate benefit under the regular SERP provisions.  With the Age and Service Enhancement, he is eligible for an immediate benefit, so the full early retirement subsidy is provided by the Enhanced Change of Control benefit.

Total Enhanced Change of Control Benefit at Termination Date

(a) Total Enhanced Change of Control Benefit at Termination Date Payable at age 65 = $7,000

(b) Total Enhanced Change of Control Early Retirement Benefit Payable at age 54 = $5,320

(Early Retirement Factor of .76 based on enhanced age 56 * (a))

(c) Age 54 Immediate Lump Sum Factor = 15.2476

(d) Lump Sum Value of Total Enhanced Change of Control Benefit at Termination = (b) * (c) * 12 = $973,407

Total Normal SERP Benefit at Termination Date

(e) Total SERP accrued benefit at Termination Date Payable at age 65 = $5,000

(f) Age 54 Deferred to Age 65 Lump Sum Factor = 6.7961

(g) Lump Sum Value of Normal SERP Benefit at Termination Date = (e) * (f) * 12 = $407,766

(h) Incremental Change of Control Benefit = $973,407 - $407,766 = $565,641

The lump sum factors are based on the Actuarial Equivalent definition from the Basic Plan used for determining a lump sum value, i.e., the GATT specified mortality and interest under IRC Section 417(e)(3).  The assumptions are (a) the 1994 Group Annuity Reserve mortality table, (b)

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the 30-Year Treasury Rate for the month of March in the Plan Year prior to the Plan Year of distribution, and (c) the participant’s actual age at distribution date.

The example shown above assumes that both the Termination Date and distribution date are in the Plan Year Ending July 31, 2005, so the interest rate used is the March 2004 30-Year Treasury Rate of 4.74%.  The March 2005 30-Year Treasury Rate which would be used for distributions made in the Plan Year Ending July 31, 2006 is not yet known.

A participant who is not vested in the SERP upon his actual termination date is automatically vested under the Change of Control contract language (but with no Basic Plan benefit available to him).  In addition, any employee who is not yet a participant in the Basic Plan as of his actual Termination Tate but who would otherwise be eligible for the SERP, is automatically a participant under the SERP (again, with no Basic Plan benefit).

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